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Registration No. 333-158199-10
Dated March 25, 2009
Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED MARCH 25, 2009,
AND PROSPECTUS DATED MARCH 25, 2009

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for Commodity Indices

              Credit Suisse AG from time to time may offer certain securities or notes (collectively, the "securities") as part of our Medium-Term Notes linked to the performance of one or more commodity indices, each of which we refer to as a "reference index," or to a weighted basket of reference indices. We refer to such weighted basket as the "basket" and to each reference index included in the basket as a "basket component." We refer generally to any reference index or basket component as an "underlying." This prospectus supplement, which we refer to as an "underlying supplement," describes some of the potential reference indices to which the securities may be linked, as well as related matters concerning the relationship, if any, between Credit Suisse AG and the sponsors or publishers of each such reference index.

              The specific terms of each security offered will be described in the applicable product supplement and pricing supplement.

              You should read this underlying supplement, the related prospectus supplement dated March 25, 2009, the related prospectus dated March 25, 2009, any applicable free writing prospectus and the applicable product supplement and pricing supplement carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus supplement, prospectus, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will be controlling.

              This underlying supplement describes only select reference indices to which the securities may be linked. We do not guarantee that we will offer securities linked to any of the reference indices described herein. In addition, we may offer securities linked to one or more reference indices that are not described herein. In such case, we will describe any such additional reference index or reference indices in the applicable pricing supplement or product supplement or in another underlying supplement.

              Please refer to the "Risk Factors" section beginning on page US-2 of this underlying supplement and in the applicable product supplement and to the "Selected Risk Considerations" section in the applicable pricing supplement for risks related to an investment in the securities.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or the product supplement, prospectus supplement or prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement is June 1, 2010.

i

 THE SECURITIES

              You should rely only on the information contained in this document or to which we refer you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

              We are offering the securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of this underlying supplement or the accompanying pricing supplement, product supplement, prospectus supplement or prospectus and the offering of the securities in some jurisdictions may be restricted by law. If you possess this underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus, you should find out about and observe these restrictions. This underlying supplement and the accompanying pricing supplement, product supplement, prospectus supplement and prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where such offer or sale is not permitted or where the person making such offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the "Underwriting (Conflicts of Interest)" section of the applicable product supplement and the "Supplemental Plan of Distribution (Conflicts of Interest)" section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will be controlling.

              In this underlying supplement and accompanying pricing supplement, product supplement, prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to "we," "us" and "our" are to Credit Suisse AG ("Credit Suisse") and its consolidated subsidiaries, and references to "dollars" and "$" are to U.S. dollars.

Reference Indices

              We have derived all information regarding any reference index contained in this underlying supplement, including, without limitation, its composition, its method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) of each such reference index.

              Each reference index is developed, calculated and maintained by its respective sponsor(s) and/or publisher. In connection with the offering of the securities, neither we nor any of our agents have participated in the preparation of any of the information described in the preceding paragraph or made any due diligence inquiry with respect to any reference index, sponsor(s) or publisher. We cannot give any assurance that all events occurring prior to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that may affect the level of any reference index (and therefore the level of any such reference index at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of any reference index could affect the interest, payment at maturity or any other amounts payable on your securities, and therefore the value of the securities in the secondary market, if any.

              You, as an investor in the securities, should make your own investigation into any relevant reference index, sponsor(s) or publisher. The sponsors and publishers are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities.

The sponsors and/or publishers have no obligation to continue to publish the reference indices, and may discontinue or suspend publication of any reference index at any time in their sole discretion.

              The historical performance of a reference index is not an indication of its future performance and future performance may differ significantly from historical performance, either positively or negatively.

              Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this underlying supplement or the pricing supplement or product supplement or the prospectus supplement and prospectus.

RISK FACTORS

              A purchase of the securities involves risks. This section describes significant risks relating to securities that are linked to the various underlyings described herein. We urge you to read the following information about these risks, together with the other information in this underlying supplement and the applicable pricing supplement and product supplement and the prospectus supplement and prospectus before investing in the securities.

Prices for the commodities which the futures contracts that comprise the reference indices are based on may change unpredictably and affect the value of the securities in unanticipated ways

              Fluctuations in the prices of any of the commodities which the futures contracts that comprise the reference indices are based on may have a material adverse effect on the value of the securities and your return on an investment in the securities. The prices of such commodities are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and trade, fiscal, monetary and exchange control policies. The demand for many commodities is also highly cyclical. These factors, some of which are specific to the market for each such commodity, as discussed below, may cause the value of the different commodities which the futures contracts that compose the reference indices are based on, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the securities linked to any such reference indices. It is not possible to predict the aggregate effect of all or any combination of these factors.

Commodity prices can exhibit high and unpredictable volatility, which could lead to high and unpredictable volatility in the reference indices

              Market prices of the commodity futures contracts comprising the reference indices can be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but may be subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the levels of the reference indices, and thus the value of the securities, in unpredictable or unanticipated ways. The potential for high volatility and the cyclical nature of commodity markets may render an investment in securities linked to a commodity index inappropriate as the focus of an investment portfolio.

Agricultural Commodities

              Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodity prices. Demand for agricultural commodities such as wheat, corn, soybeans, cotton, cocoa, sugar, and coffee, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

Energy

              Global energy commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodities futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of Oil and Petroleum Exporting Countries ("OPEC") and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world's oil supply. Crude oil prices are generally more volatile and subject to more dislocation than prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity, and will tend to reflect general economic conditions.

Industrial Metals

              Global industrial metals commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. Demand for industrial metals such as high grade aluminum, copper, lead, nickel and high grade zinc, is significantly influenced by the level of global industrial economic activity. Prices for industrial metals commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, general weather conditions, government intervention, embargoes and tariffs. An additional, but highly volatile, component of demand for industrial metals is adjustments to inventory in response to changes in economic activity and/or pricing levels, which will influence investment decisions in new mines and smelters. Sudden disruptions in the supplies of industrial metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power may cause prices of industrial metals futures contracts to become extremely volatile and unpredictable. The introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities will also affect the prices of industrial metals commodities.

Livestock

              Livestock, including live cattle, feeder cattle and lean hogs, are "non-storable" commodities and therefore may experience greater price volatility than traditional commodities. Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for livestock commodities are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease (e.g., Bovine Spongiform Encephalopathy, or Mad Cow Disease), availability of and prices for livestock feed and natural disasters may also affect livestock commodity prices. Demand for livestock commodities has generally increased with worldwide growth and prosperity.

Precious Metals

              Global precious metals commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. Gold prices in particular are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

              Silver prices are also subject to fluctuation and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the silver commodities market.

The securities are not regulated by the Commodity Futures Trading Commission

              The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the "CFTC." The issuer of the securities, Credit Suisse AG, is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC's or any other non-U.S. regulatory authority's regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, Credit Suisse AG will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC's or any non-U.S. regulatory authority's regulatory protections afforded to persons who invest in regulated commodity pools.

The effects of any future regulatory change on the value of the securities is impossible to predict, but could be substantial and adverse to the interests of holders of the securities

              The markets for futures contracts and options on futures contracts, including those future contracts related to the commodities which will be included in the reference indices, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures contracts and forward contracts. The regulation of commodity transactions in the U.S. and other countries is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effects of any future regulatory change on the value of the securities is impossible to predict, but could be substantial and adverse to the interests of securityholders.

              We or our affiliates may be unable, as a result of such restrictions, to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please refer to "Commodity Hedging Disruption Events" herein for more information.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the securities

              The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the reference indices and, therefore, the value of your securities.

Higher future prices of commodities included in the reference indices relative to their current prices may lead to a decrease in the payment at maturity of the securities

              The reference indices described in this underlying supplement are composed of futures contracts on physical commodities. As the contracts that underlie the reference indices come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as "rolling." Excluding other considerations, if the market for these contracts is in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield." While certain contracts included in a reference index may have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the reference indices, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Roll yields may be considered in the calculation of the level of the relevant reference index. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the reference index or indices to which the securities are linked and, accordingly, the amount payable at maturity of the securities.

You will not have rights in the commodities or the commodity futures contracts comprising the reference indices

              As an owner of the securities, you will not have rights that holders of the commodities or the commodity futures contracts comprising the reference indices may have.

Owning the securities is not the same as directly owning the futures contracts that comprise the reference indices, or certain other commodity-related contracts

              The return on your securities will not reflect the return you would realize if you actually purchased the commodities upon which the futures contracts that comprise the reference indices are based, or exchange-traded or over-the-counter instruments based on any of the reference indices. You will not have any rights that holders of such assets or instruments have.

The reference indices may include contracts that are not traded on regulated futures exchanges

              The reference indices may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation than futures contracts traded on regulated futures exchanges (referred to in the United States as "designated contract markets") or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the reference indices may expose you to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The securities may be linked to an excess return index, and not a total return index

              The securities may be linked to an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an investment in the contracts comprising such index. By contrast, a total return index reflects, in addition to the returns reflected by the excess return version of such index, the interest that could be earned on funds committed to the trading of the underlying futures contracts. Therefore, any payment due to you could be less than such payment would have been if the securities were linked to a total return index. The relevant pricing supplement will specify, if applicable, whether the securities are linked to an excess return index or a total return index.

Adjustments to the relevant reference indices could adversely affect the securities

              The sponsor of the relevant reference index is responsible for calculating and maintaining such reference index. The relevant sponsor can add, delete or substitute the components comprising the relevant reference index or make other methodological changes that could change the value of such reference index at any time. The relevant sponsor may discontinue or suspend calculation or dissemination of the relevant reference index.

              If certain of these events occurs, the calculation of the payment at maturity or other relevant payment on the securities will be adjusted to reflect such event or events. Please refer to "Market Disruption Events—Adjustments to the Calculation of a Reference Index" in this underlying supplement. Consequently, any of these actions could adversely affect the payment at maturity and/or the market value of the securities.

              Additionally, the periodic weighting determinations of each reference index may be made in reliance upon historical price, liquidity, production data and other factors that are subject to potential errors in data sources or errors that may affect the weighting of components of such reference index. Any discrepancy that requires revision may not be applied retroactively and could be reflected only in the weighting calculations of such reference index for the following year.

A futures contract underlying a reference index may be replaced if such futures contract is terminated or replaced on the exchange where it is traded

              The reference indices are composed of futures contracts on physical commodities (each, a "designated contract"). If any such designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by the sponsor of the relevant reference index to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the relevant reference index and, therefore, the value of your securities.

A market disruption event may adversely affect your return

              At any time during the term of the securities, the daily calculation of a reference index may be adjusted in the event that the calculation agent determines that a market disruption event (as defined below) occurs. A market disruption event with respect to a reference index can occur: (a) upon a termination or suspension of, or a material limitation or disruption in trading in any index component (as defined below) of such reference index that prevents the relevant exchange on which such index component is traded from establishing an official settlement price for such index component as of the regularly scheduled time; (b) if the settlement price for any index component is a "limit price," which means that the settlement price for such index component for a day has increased or decreased from the previous day's settlement price by the maximum amount permitted under applicable exchange rules; (c) upon failure by the applicable exchange or other price source to announce or publish the settlement price for any index component; or (d) upon failure of the sponsor of such reference index (or the relevant successor index) to publish the value of such reference index (or the relevant successor index), subject to certain adjustments described below.

              If the calculation agent determines that a market disruption event exists with respect to an index component, then the calculation agent will determine the level of the relevant reference index in the manner as set forth below under "Market Disruption Events." The level of the reference index determined upon the occurrence of a market disruption event may differ substantially from the level that would have been obtained in the absence of a market disruption event. The occurrence of a market disruption event with respect to a reference index may have an adverse impact on the level of such reference index or the manner in which it is calculated and, therefore, the value of the securities.

The reference indices described in this underlying supplement are all commodity indices and sub-indices and reflect a concentration in a single asset class which may adversely affect the value of the securities

              The return on the securities will reflect the return on the futures contracts that comprise the reference index or indices to which the securities are linked. Such reference index or indices may be less diversified than other funds or investment portfolios investing in a broader range of assets or products and, therefore, could experience greater volatility. In particular, if the securities are linked to a reference index that is a subset of a broader index and is intended to reflect the performance of a specific subsector of a broader market, an investment in such securities will be less diversified and could experience greater volatility than a similar investment in securities linked to an index that is intended to reflect the performance of a broader market.

If the securities are linked to the Dow Jones-UBS Commodity Index, trading and other transactions by UBS in the futures contracts constituting the Dow Jones-UBS Commodity Index and the underlying commodities may affect the level of the Dow Jones-UBS Commodity Index

              UBS Securities LLC ("UBS") and its affiliates actively trade futures contracts and options on futures contracts on the commodities underlying the Dow Jones-UBS Commodity Index. UBS and its affiliates also actively enter into or trade market securities, swaps, options, derivatives, and related instruments that are linked to the performance of the Dow Jones-UBS Commodity Index, the futures contracts underlying the Dow Jones-UBS Commodity Index or the commodities underlying these futures contracts. Certain of UBS's affiliates may underwrite or issue other securities or financial instruments indexed to the Dow Jones-UBS Commodity Index and related indices, and Dow Jones and UBS and certain of their affiliates may license the Dow Jones-UBS Commodity Index for publication or for use by unaffiliated third parties.

              These activities could present conflicts of interest and could affect the level of the Dow Jones-UBS Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the Dow Jones-UBS Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying components of the Dow Jones-UBS Commodity Index in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Dow Jones-UBS Commodity Index, which in turn may affect the level of the Dow Jones-UBS Commodity Index and, therefore, the value of your securities. With respect to any of the activities described above, none of UBS, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

Our right to use any reference index may be suspended or terminated

              We have been granted, or will be granted, a non-exclusive right to use the reference indices described in this underlying supplement and related trademarks in connection with the offering of the securities. If we breach our obligations under any license, the sponsor of the reference index to which such license relates may have the right to terminate the license. If a sponsor chooses to terminate its license agreement with us, we may no longer have the right under the terms of the license agreement to use the relevant reference index and related trademarks in connection with the securities until their maturity. If our right to use any reference index to which your securities are linked is suspended or terminated for any reason, it may become difficult for us to determine the level of that reference index and consequently the interest, payment at maturity or any other amounts payable on your securities. The calculation agent in this case will determine the reference index level or basket level or the fair market value of the securities in its sole discretion.

MARKET DISRUPTION EVENTS

              Certain events may prevent the calculation agent from calculating the closing level or closing price of the relevant reference index or the basket, as applicable, on the valuation date or dates, as applicable, and consequently, the underlying return or the amount, if any, that we will pay to you at maturity of the securities. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of the events described in the following paragraph individually as a "market disruption event."

              With respect to each reference index described in this underlying supplement or any relevant successor index, a "market disruption event," unless otherwise specified in the applicable pricing supplement, means:

              (a)  a termination or suspension of, or a material limitation or disruption in trading in one or more exchange-traded futures contracts or other components included in such reference index (or the relevant successor index) (an "index component") that prevents the relevant exchange on which such index component is traded from establishing an official settlement price for such index component as of the regularly scheduled time;

              (b)  the settlement price for any index component is a "limit price," which means that the settlement price for such index component for a day has increased or decreased from the previous day's settlement price by the maximum amount permitted under applicable exchange rules;

              (c)  failure by the applicable exchange or other price source to announce or publish the settlement price for any index component; or

              (d)  failure of the sponsor of the reference index (or the relevant successor index) to publish the value of the reference index (or the relevant successor index), subject to certain adjustments below.

              If the calculation agent determines that a market disruption event exists with respect to an index component on any valuation date, then the calculation agent will determine a special ending price and use this special ending price when calculating the final level of the relevant reference index. A special ending price will be determined in the following manner: the official settlement price for the affected index component will be the official settlement price for the first subsequent underlying business day upon which no market disruption event occurs, and for any index component that does not experience a market disruption event on that valuation date, the official settlement price for such index component as published by the relevant exchange on such valuation date, in each case, will be incorporated into the special ending price. If the calculation agent determines that a market disruption event exists with respect to such index component on each of the five underlying business days immediately following a valuation date, (a) the fifth succeeding underlying business day after the original valuation date will be deemed to be such valuation date, notwithstanding the market disruption event, and (b) the calculation agent will determine the settlement price on that deemed valuation date using its good faith estimate of the settlement price for such index component that would have prevailed on the applicable exchange but for the suspension or limitation, as of the valuation time on the deemed valuation date. As a result of the foregoing, a special ending price may differ substantially from the level of the reference index that would have been obtained in the absence of a market disruption event.

              If the calculation agent determines that a market disruption event exists in respect to the reference index (but not in respect of any index component) on a valuation date, then the calculation agent will determine the level of the reference index using the official settlement prices on such valuation date on the relevant exchanges of each index component included in the reference index as of the valuation time on such valuation date.

              If the final valuation date is postponed as a result of a market disruption event as described above, then the maturity date of the securities will be postponed to the fifth business day following such valuation date as postponed. No interest or other payment will be payable because of any such postponement of the maturity date.

              An "underlying business day" is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the exchanges or related exchanges (each as defined below), other than a day on which one or more of the exchanges and related exchanges is scheduled to close prior to its regular weekday closing time. "Exchange" means, with respect to a reference index or the relevant successor index, any organized exchange or market of trading for any index component (or any combination thereof) then included in such reference index or any successor index. "Related exchange" means, with respect to a reference index or the relevant successor index, any exchange on which futures or options contracts relating to an index component included in such reference index or successor index are traded.

Adjustments to the Calculation of a Reference Index

              If any reference index is not calculated and announced by its sponsor or reference index calculation agent, as applicable, but (a) is calculated and announced by a successor or successors acceptable to the calculation agent or (b) replaced by a successor reference index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the reference index, then such reference index will be deemed to be the successor reference index so calculated and announced by that successor sponsor or sponsors or successor reference index calculation agent, as applicable.

              Upon any selection by the calculation agent of a successor reference index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor reference index to the registered holders of the securities.

              If (x) on or prior to a valuation date or other relevant date any reference index sponsor, reference index calculation agent or reference index creator, or successor thereto, as applicable, makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the reference index or in any other way materially modifies the reference index (other than a modification prescribed in that formula or method to maintain such reference index in the event of changes in constituent components and capitalization and other routine events) or (y) on any valuation date or other relevant date any reference index sponsor, reference index calculation agent or reference index creator, or successor thereto, as applicable, fails to calculate and announce the reference index and there is no comparable reference index available, then the calculation agent will calculate the payment at maturity or other relevant payment on the securities using, in lieu of a published level for such reference index, the level for such reference index as at the valuation time on such valuation date as determined by the calculation agent in accordance with the formula for and method of calculating such reference index last in effect prior to that change or failure, but using only those index components that comprised such reference index immediately prior to that change or failure. Notice of adjustment of such reference index will be provided by the trustee.

              All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

COMMODITY HEDGING DISRUPTION EVENTS

              If a commodity hedging disruption event (as defined below) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which such commodity hedging disruption event occurred. The amount due and payable per $1,000 principal amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the Depository Trust Company ("DTC") of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a commodity hedging disruption event.

              A "commodity hedging disruption event" means that:

              (a)  due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the trade date of the securities, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates' (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities ("hedge positions"), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

              (b)  for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

 COMMODITY FUTURES MARKETS

              Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Contracts on physical commodities traded on regulated futures exchanges are referred to as exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

              There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin." This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

              By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market."

              Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader's profit or loss.

              U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.

THE REFERENCE INDICES

The Dow Jones-UBS Commodity Indices

              We have derived all information regarding the Dow Jones-UBS Commodity Index and the Dow Jones-UBS ExEnergy Subindex contained in this underlying supplement, including, without limitation, their make-up, method of calculation, and changes in their components, from (i) publicly available sources and (ii) the Dow Jones-UBS Commodity Index Handbook (a document that is considered proprietary to Dow Jones, UBS and UBS AG and is available to those persons who enter into a license agreement with Dow Jones & Company, Inc. ("Dow Jones"), UBS and UBS AG. We have not independently verified this information and we make no representation or warranty as to the accuracy or completeness of this information. Such information is subject to change by Dow Jones and UBS.

The Dow Jones-UBS Commodity Index

              The Dow Jones-UBS Commodity Index is a proprietary index that was established in July 1998 to provide a liquid and diversified benchmark for commodities. The Dow Jones-UBS Commodity Index is currently comprised of futures contracts on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities for 2010 that comprise the Dow Jones-UBS Commodity Index (the "Index Commodities") are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Dow Jones-UBS Commodity Index are currently listed for trading on the Chicago Board of Trade (the "CBOT"). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the "LME").

              The Dow Jones-UBS Commodity Index is calculated on an excess return basis and on a total return basis. The former reflects the return of underlying commodity futures price movements only, while the latter reflects the return on fully collateralized positions in the underlying commodity futures. The Dow Jones-UBS Commodity Index Excess Return is reported by Bloomberg under the ticker symbol "DJUBS" and the Dow Jones-UBS Commodity Index Total Return is reported by Bloomberg under the ticker symbol "DJUBSTR." The applicable pricing supplement will specify whether the securities are linked to the total return or the excess return version of the Dow Jones-UBS Commodity Index.

              The Dow Jones-UBS Commodity Index is the parent index of the Dow Jones-UBS ExEnergy Subindex and the methodology for compiling the Dow Jones-UBS ExEnergy Subindex is consistent with the methodology for compiling the Dow Jones-UBS Commodity Index.

The Dow Jones-UBS ExEnergy Subindex

              The Dow Jones-UBS ExEnergy Subindex is a commodity group subindex of the Dow Jones-UBS Commodity Index. It is composed of futures contracts on 15 commodity types that comprise the Dow Jones-UBS Commodity Index. It excludes the 4 commodities classified as energy: crude oil, heating oil, natural gas and unleaded gasoline. The Dow Jones-UBS ExEnergy Subindex is reported by Bloomberg under the ticker symbol "DJUBSXE" and the Dow Jones-UBS ExEnergy Subindex Total Return is reported by Bloomberg under the ticker symbol "DJUBXETR".

Supervision of the Dow Jones-UBS Commodity Indices

              Dow Jones and UBS have established a two-tier oversight structure comprised of a Supervisory Committee and an Advisory Committee. The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Dow Jones-UBS Commodity Indices, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the Dow Jones-UBS Commodity Indices. The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones, and makes all final decisions relating to the Dow Jones-UBS Commodity Indices, given any advice and recommendations of the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory and Advisory Committees meet annually in June or July to consider any changes to be made to the Dow Jones-UBS Commodity Indices for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Dow Jones-UBS Commodity Indices.

Methodology

              The Dow Jones-UBS Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities with a later delivery date must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each index component occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule.

              The methodology for determining the composition and weighting of the Dow Jones-UBS Commodity Index and for calculating its level is subject to modification by Dow Jones and UBS at any time. Currently, Dow Jones disseminates the Dow Jones-UBS Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:00 p.m., New York time, and publishes a daily settlement price for the Dow Jones-UBS Commodity Index at approximately 5:00 p.m., New York time, on each DJ-UBS Business Day on the Bloomberg pages set forth above.

              A "DJ-UBS Business Day" means a day on which the sum of the Commodity Index Percentages (as described below under "—Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity Index") for the Index Commodities that are open for trading is greater than 50%.

              The Dow Jones-UBS Commodity Index was created using the following four main principles:

              Economic Significance:    To achieve a fair representation of a diversified group of commodities to the world economy, the Dow Jones-UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones-UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones-UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

              Diversification:    In order to avoid the Dow Jones-UBS Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

              Continuity:    The Dow Jones-UBS Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones-UBS Commodity Index.

              Liquidity:    The inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones-UBS Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

              A futures contract known as a designated contract is selected for each of the 23 commodities eligible for inclusion in the Dow Jones-UBS Commodity Index. With the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an Index Commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. If more than one of those contracts exists, the most actively traded contract is chosen. Data concerning this designated contract will be used to calculate the Dow Jones-UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 23 commodities eligible for inclusion in the Dow Jones-UBS Commodity Index are traded on the LME, the CBOT, the New York Board of Trade ("NYBOT"), the New York Commodities Exchange ("COMEX"), the Chicago Mercantile Exchange ("CME") and the New York Mercantile Exchange (the "NYMEX") and are as follows:

Commodity	Designated Contract	Exchange	Units	Price quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Cocoa	Cocoa	NYBOT	10 metric tons	$/metric ton
Coffee	Coffee "C"	NYBOT	37,500 lbs	cents/pound
Copper	Copper	COMEX**	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Lead	Refined Standard Lead	LME	25 metric tons	$/metric ton
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	NYMEX	50 troy oz.	$/metric ton
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/pound
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/bushel
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Tin	Refined Tin	LME	5 metric tons	$/metric ton
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending†	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

**
The Dow Jones-UBS Commodity Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-UBS Commodity Index.

†
Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising the Dow Jones-UBS Commodity Index in April 2006.

Commodity Groups

              For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-UBS Commodity Index are assigned to "Commodity Groups."

The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil	Livestock	Lean Hogs
	Heating Oil		Live Cattle
Natural Gas
Unleaded Gasoline
Industrial Metals	Aluminum	Precious Metals	Gold
	Copper		Silver
	Nickel		Platinum*
Zinc
Lead*
Tin*
Grains	Corn	Softs	Coffee
	Soybeans		Cotton
	Wheat		Sugar
	Soybean Oil		Cocoa*

*
Out of the 23 commodities available for inclusion annually in the Dow Jones-UBS Commodity Index, as of the date of this underlying supplement, all the commodities in the table above other than the four commodities marked with an asterisk are included in the Dow Jones-UBS Commodity Index.

Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity Index

              The Dow Jones-UBS Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-UBS Commodity Index are determined each year in June. The annual weightings are announced in July or August and implemented the following January.

              The relative weightings of the component commodities included in the Dow Jones-UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-UBS Commodity Index, liquidity is measured by the commodity liquidity percentage (the "CLP") and production by the commodity production percentage (the "CPP"). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the "CIP") for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Dow Jones-UBS Commodity Index and their respective percentage weights.

              To ensure that no single commodity or commodity sector dominates the Dow Jones-UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-UBS Commodity Index as of January of the applicable year:

  •
  No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones-UBS Commodity Index;

  •
  No single commodity may constitute more than 15% of the Dow Jones-UBS Commodity Index;

  •
  No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-UBS Commodity Index; and

  •
  No single commodity may constitute less than 2% of the Dow Jones-UBS Commodity Index.

              Following the annual reweighting and rebalancing of the Dow Jones-UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

              Following application of the diversification rules discussed above, the CIPs are incorporated into the Dow Jones-UBS Commodity Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the index components, are used to determine the commodity index multiplier (the "CIM") for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Dow Jones-UBS Commodity Index

              The Dow Jones-UBS Commodity Index is calculated by Dow Jones, in conjunction with UBS by applying the impact of the changes to the prices of the index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-UBS Commodity Index is a mathematical process whereby the CIMs for the index components are multiplied by the prices for the index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the Dow Jones-UBS Commodity Index to calculate the current level of the Dow Jones-UBS Commodity Index level. The Dow Jones-UBS Commodity Index is calculated on an excess return and on a total return basis.

License Agreement

              "Dow Jones," "UBS," "Dow Jones-UBS Commodity Index" and "DJ-UBSCI" are service marks of Dow Jones & Company, Inc. and UBS AG and have been licensed for use for certain purposes by us. The securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

              The securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS Securities LLC ("UBS Securities") or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS, UBS Securities or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of Dow Jones, UBS, UBS Securities or any of their subsidiaries or affiliates to us is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to us or the securities. Dow Jones and UBS Securities have no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating Dow Jones-UBS Commodity Index.

              None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to securityholders, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS, UBS Securities and its respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities but which may be similar to and competitive with the securities. In addition, UBS and its respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity Index and the securities.

              In addition, UBS, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity Index and Dow Jones-UBS Commodity Index Total Return), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity Index, and the securities. This underlying supplement relates only to the securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity Index components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying physical commodity by Dow Jones, UBS or any of their respective subsidiaries or affiliates.

              The information in this underlying supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Dow Jones-UBS Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-UBS Commodity Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

              NONE OF DOW JONES, UBS, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURIES, OR ANY OTHER PERSON OR ENTITY FROM THE

USE OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.

              WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND US, OTHER THAN UBS AG.

The S&P GSCI™ Indices

              We have derived all information regarding the S&P GSCI Agriculture Index, the S&P GSCI Energy Index, the S&P GSCI Grains Index, the S&P GSCI Industrial Metals Index, the S&P GSCI Livestock Index, the S&P GSCI Non-Energy Index and the S&P GSCI Precious Metals Index (each a "GSCI Sector Index," and together, the "GSCI Sector Indices"), the S&P GSCI Crude Oil Index (the "GSCI Component Index") and the S&P GSCI (together with the GSCI Sector Indices and the GSCI Component Index, the "GSCI Indices") contained in this underlying supplement, including, without limitation, their make-up, method of calculation, and changes in their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor's, a division of The McGraw-Hill Companies ("S&P"). The GSCI Indices are calculated, maintained and published by S&P.

              Each of the GSCI Sector Indices is a sub-index of the S&P GSCI, a composite index of commodity sector returns. The GSCI Component Index is a sub-index of the S&P GSCI that represents a component of the S&P GSCI from the energy sector. The GSCI Indices are published by S&P, and are determined, composed and calculated by S&P without regard to the securities.

              S&P calculates and publishes the S&P GSCI, the GSCI Sector Indices and the GSCI Component Index on an excess return basis and on a total return basis. Each excess return GSCI Index is intended to reflect the excess returns that are potentially available through an investment in the futures contracts relating to the various components of such index. Each total return GSCI Index incorporates the returns of the corresponding excess return GSCI Index and interest earned on hypothetical fully collateralized contract positions on the commodities included in such index. The applicable pricing supplement will specify whether the securities are linked to the total return or the excess return version of the relevant GSCI Index.

              The S&P GSCI is the parent index of the GSCI Sector Indices and the GSCI Component Index, The methodology for compiling the S&P GSCI Sector Indices and GSCI Component Index is consistent with the methodology for compiling the S&P GSCI.

The S&P GSCI

              The S&P GSCI is an index on a world production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with its Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange. The S&P GSCI Excess Return is reported by Bloomberg under the ticker symbol "SPGSCIP" and the S&P GSCI Total Return is reported by Bloomberg under the ticker symbol "SPGSCITR."

The GSCI Sector Indices

              The S&P GSCI Agriculture Index.    The S&P GSCI Agriculture Index is a world production-weighted index of certain agricultural commodities in the world economy and, as of the date hereof, comprises futures contracts for Wheat (Chicago Wheat), Red Wheat (Kansas Wheat), Corn, Soybeans, Cotton, Sugar, Coffee and Cocoa. The S&P GSCI Agriculture Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSAGP" and the S&P GSCI Agriculture Index Total Return is reported by Bloomberg under the ticker symbol "SPGSAGTR."

              The S&P GSCI Energy Index.    The S&P GSCI Energy Index is a world production-weighted index of certain energy commodities in the world economy and, as of the date hereof, comprises futures contracts for WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, No. 2 Heating Oil, GasOil and Natural Gas. The S&P GSCI Energy Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSENP" and the S&P GSCI Energy Index Total Return is reported by Bloomberg under the ticker symbol "SPGSENTR."

              The S&P GSCI Grains Index.    The S&P GSCI Grains Index is a world production-weighted index of certain grain commodities in the world economy and, as of the date hereof, comprises futures contracts for Wheat (Chicago Wheat), Red Wheat (Kansas Wheat), Corn and Soybeans. The S&P GSCI Grain Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSGRP" and the S&P GSCI Grain Index Total Return is reported by Bloomberg under the ticker symbol "SPGSGRTR."

              The S&P GSCI Industrial Metals Index.    The S&P GSCI Industrial Metals Index is a world production-weighted index of certain industrial metals commodities in the world economy and, as of the date hereof, comprises futures contracts for High Grade Primary Aluminum, Copper Grade A, Standard Lead, Primary Nickel and Special High Grade Zinc. The S&P GSCI Industrial Metals Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSINP" and the S&P GSCI Industrial Metals Index Total Return is reported by Bloomberg under the ticker symbol "SPGSINTR."

              The S&P GSCI Livestock Index.    The S&P GSCI Livestock Index is a world production-weighted index of certain livestock commodities in the world economy and, as of the date hereof, comprises futures contracts for Live Cattle, Lean Hogs and Feeder Cattle. The S&P GSCI Livestock Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSLVP" and the S&P GSCI Livestock Index Total Return is reported by Bloomberg under the ticker symbol "SPGSLVTR."

              The S&P GSCI Non-Energy Index.    The S&P GSCI Non-Energy Index is a world production-weighted index of certain non-energy commodities in the world economy. The S&P GSCI Non-Energy Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSNEP" and the S&P GSCI Non-Energy Index Total Return is reported by Bloomberg under the ticker symbol "SPGSNETR."

              The S&P GSCI Precious Metals Index.    The S&P GSCI Precious Metals Index is a world production-weighted index consisting of two precious metals commodities in the world economy and, as of the date hereof, comprises futures contracts for Gold and Silver. The S&P GSCI Precious Metals Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSPMP" and the S&P GSCI Precious Metals Index Total Return is reported by Bloomberg under the ticker symbol "SPGSPMTR."

The GSCI Component Index

              The S&P GSCI Crude Oil Index.    The S&P GSCI Crude Oil Index is a world production-weighted index which provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI Crude Oil Index, as presently constituted, is comprised of West Texas Intermediate crude oil futures contracts traded on the New York Mercantile Exchange. The S&P GSCI Crude Oil Index also takes into account the trading volume of the Intercontinental Exchange WTI crude oil futures contracts. The S&P GSCI Crude Oil Index Excess Return is reported by Bloomberg under the ticker symbol "SPGSCLP" and the S&P GSCI Crude Oil Index Total Return is reported by Bloomberg under the ticker symbol "SPGSCLTR."

              Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI. The methodology for determining the composition and weighting of the S&P GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI, as described below. S&P is responsible for the official calculations of the S&P GSCI, the GSCI Sector Indices and the GSCI Component Index.

The Index Committee and the Index Advisory Panel

              S&P has established an Index Committee to oversee the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation of the index. The Committee is comprised of three full-time professional members of S&P's staff and two members of Goldman Sachs Group, Inc. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities or other matters.

              S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Index Committee discussions are confidential.

              S&P has established an Index Advisory Panel (the "Advisory Panel") to assist it in connection with the operation of the S&P GSCI. The Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Advisory Panel is to advise the Index Committee and S&P with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI are made by the Index Committee.

Composition of the S&P GSCI

              In order to be included in the S&P GSCI, a contract must satisfy the following general eligibility criteria:

  •
  The contract must be in respect of a physical commodity and not a financial commodity.

  •
  In addition, the contract must:

  •
  have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

  •
  at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

              Beginning in January 2007, the trading facility (as defined below) on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

              The commodity must be the subject of a contract that:

  •
  is denominated in U.S. dollars; and

  •
  is traded on or through an exchange, facility or other platform (referred to as a "trading facility") that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period and that:

  •
  makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

  •
  makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

  •
  accepts bids and offers from multiple participants or price providers; and

  •
  is accessible by a sufficiently broad range of participants.

              With respect to inclusion on each sub-index of the S&P GSCI, a contract must be in respect to the physical commodity that is described by that specific index.

              The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the "daily contract reference price") generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

              At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

              For a contract to be eligible for inclusion in the S&P GSCI, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

  •
  A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded equals (i) the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, multiplied by (ii) the average of the daily contract reference prices on the last day of each month during such period.

  •
  A contract that is already included in the S&P GSCI at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

  •
  A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

  •
  A contract that is already included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

              In addition:

  •
  A contract that is already included in the S&P GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight is determined by dividing the reference dollar weight of such contract by the sum of the reference dollar weights of all designated contracts. The reference dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These reference percentage dollar weight amounts are summed for all contracts included in the S&P GSCI and each contract's percentage of the total is then determined.

  •
  A contract that is not included in the S&P GSCI at the time of determination must, in order to be added to the S&P GSCI at such time, have a reference percentage dollar weight of at least 1.0%.

  •
  In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding a particular level.

  •
  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

              The contracts currently included in the S&P GSCI are all futures contracts traded on the NYMEX, the Intercontinental Exchange Futures ("ICE Futures"), the Chicago Mercantile Exchange, the CBOT, the Coffee, Sugar & Cocoa Exchange, Inc. ("CSC"), the New York Cotton Exchange ("NYC"), the Kansas City Board of Trade ("KBT"), the Commodities Exchange Inc. ("CMX") and the LME.

              The quantity of each of the contracts included in the S&P GSCI is determined on the basis of a five-year average (referred to as the "world production average") of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation, or other factors, S&P, in consultation with its advisory committee may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

              The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

              In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

              S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

Contract Expirations

              Because the S&P GSCI comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

              If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI

              The commodity futures contracts included in the S&P GSCI change on a monthly basis because the futures contracts included in the S&P GSCI at any given time are required to be the commodity futures contracts traded on the related exchange with the closest expiration date (the "front-month contract"). The front-month contract expires each month on the third business day prior to the 25th calendar day of such month. The S&P GSCI incorporates a methodology for rolling the current futures contract into the futures contract with the next closest expiration date (the "next-month contract") each month. Assuming that markets are not disrupted or the limitations that regulate the amount of fluctuation in options futures contract prices that may occur during a trading day have not been reached, the S&P GSCI gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the S&P GSCI, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the S&P GSCI.

              S&P calculates and publishes the GSCI Indices on an excess return basis and on a total return basis. The S&P GSCI Excess Return represents the return of a portfolio of commodity futures contracts and is calculated on the basis of the contract daily return (described below). The S&P GSCI Total Return reflects the performance of a "total return" investment in commodities—contract daily returns plus the daily interest on the funds hypothetically committed to the investment.

              Each of the GSCI Sector Indices, calculated on an excess return basis and a total return basis, reflects a portion of and is calculated in the same manner as the S&P GSCI Excess Return and the S&P GSCI Total Return, respectively, except that: (i) the daily contract reference prices, CPWs and contract roll weights used in performing such calculations are limited to those of the S&P GSCI commodities included in the relevant GSCI Sector Index and (ii) each GSCI Sector Index has a separate normalizing constant that assures the continuity of such index over time.

              The GSCI Component Index, calculated on an excess return basis and a total return basis, reflects a portion of and is calculated in the same manner as the S&P GSCI Excess Return and the S&P GSCI Total Return, respectively, except that: (i) the daily contract reference price, CPW and contract roll weight used in performing such calculations are limited to the S&P GSCI commodity included in the GSCI Component Index and (ii) the GSCI Component Index has a separate normalizing constant that assures the continuity of such index over time.

              The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to:

  •
  the daily contract reference price,

  •
  multiplied by the appropriate CPWs, and

  •
  during a roll period, the appropriate "roll weights" (discussed below).

              The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

Contract Daily Return

              The contract daily return on any given day is equal to (i) the total dollar weight obtained on such day, divided by (ii) the total dollar weight invested of the S&P GSCI on the preceding day, (iii) minus one, reflecting the percentage change in the total dollar weight of the S&P GSCI. The total dollar weight obtained is calculated as the total dollar weight of the S&P GSCI for such day using the CPWs and contract roll weights in effect on the preceding day and the daily contract reference prices used to calculate the S&P GSCI on the business day on which the calculation is made. The total dollar weight invested on any give day is equal to the total dollar weight of the S&P GSCI on the preceding day.

              The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

              If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

  •
  no daily contract reference price is available for a given contract expiration;

  •
  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a "Limit Price");

  •
  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

  •
  trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

License Agreement

              "Standard & Poor's®", "S&P®", and "S&P GSCI®" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P GSCI™, the GSCI Sector Indices and the GSCI Component Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

              The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw-Hill Companies, Inc.. S&P does not make any representations or warranties, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P indices to track general stock market performance or any economic factors. The S&P GSCI™ is determined, composed and calculated by S&P without regard to us or the securities. S&P has no obligation to take our needs, the needs of our affiliates or the needs of the owners of the securities into consideration in determining, composing or calculating the S&P GSCI™.

              S&P is not responsible for and has not participated in the determination of, the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

              S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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